Exhibit 107

CALCULATION OF FILING FEE TABLES

Form S-8

(Form Type)

Avinger, Inc.

(Exact Name of Registrant as Specified in its Charter)

TABLE 1 – NEWLY REGISTERED SECURITIES

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Share (2)	Maximum Aggregate Offering Price (2)	Fee Rate	Amount of Registration Fee
Equity	Common Stock, par value $0.001 per share	Other	1,750,000	$0.98	$1,715,000.00	.00011020	$188.99
Total Offering Amounts					$1,715,000.00		$188.99
Total Fee Offsets							—
Net Fee Due							$188.99

(1)

This registration statement on Form S-8 covers (i) 1,750,000 additional shares of common stock, par value $0.001 per share (“Common Stock”) of Avinger, Inc. (the “Company” or the “Registrant”) issuable pursuant to the Company’s Amended and Restated 2015 Equity Incentive Plan (the “Plan”) and (ii) pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), any additional shares of Common Stock that become issuable under the Plan by reason of any stock dividend, stock split, or other similar transaction.

(2)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and Rule 457(h) under the Securities Act based upon the average of the high and low sales prices of the Registrant’s Common Stock as reported on the Nasdaq Capital Market on November 7, 2022.